Exhibit 21.1

SUBSIDIARIES OF FTC SOLAR, INC.

Name of Subsidiary	Jurisdiction of Incorporation or Organization

FTC Solar Australia PTY LTD	Australia
FTC Solar India Private Limited	India
FTC Solar Singapore Private Limited	Singapore